Exhibit 99.1

Quest Resource Holding Corporation Reports Fourth Quarter and Fiscal Year 2024 Financial Results

Added record eight new customers in 2024, reflecting strong value proposition

Refinanced debt in Q4, lowering interest expense by approximately $1 million annually, reducing blended interest rate by approximately 150 basis points

Reducing headcount by 15% and SG&A by $3.0 million annually as result of ongoing operational efficiency gains and the anticipated exit of a non-core business line

Named Perry Moss CEO and Nick Ober SVP of Operations

THE COLONY, TX – March 12, 2025 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest” or the “Company”), a national leader in environmental waste and recycling services, today announced financial results for the fourth quarter and fiscal year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights

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Revenue was $70.0 million, a 0.9% increase compared with the fourth quarter of 2023.
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Gross profit was $10.7 million, a 6.7% decrease compared with the fourth quarter of 2023.
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Gross margin was 15.3% of revenue compared with 16.6% during the fourth quarter of 2023.
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GAAP net loss per diluted share attributable to common stockholders was $(0.46), compared with $(0.11) per diluted share during the fourth quarter of 2023.
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Recognized a non-cash impairment loss of $5.5 million, or $(0.26) per diluted share, related to the anticipated sale of the tenant-direct mall portion of RWS.
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Adjusted EBITDA was $1.7 million, compared with $3.5 million during the fourth quarter of 2023. Excluding a non-cash cost of revenue adjustment of approximately $1.0 million and a $0.5 million bad debt adjustment for receivables related to the business exit, adjusted EBITDA during the fourth quarter of 2024 would have been approximately $3.2 million.
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Adjusted net loss per diluted share was $(0.09), compared with adjusted net income of $0.03 per diluted share during the fourth quarter of 2023.

Fiscal Year 2024 Financial Highlights

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Revenue was $288.5 million, a 0.1% increase compared with 2023.
•
Gross profit was $50.0 million, a 0.1% decrease compared with 2023.
•
Gross margin was 17.3% of revenue compared to 17.4% during 2023.
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GAAP net loss per diluted share attributable to common stockholders was $(0.73), compared with $(0.36) during 2023.
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Adjusted EBITDA was $14.5 million, compared to $16.2 million during 2023.
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Adjusted net loss per diluted share was $(0.03), compared with adjusted net income of $0.15 per diluted share during 2023.

During 2024, Quest achieved several milestones

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Successfully completed debt refinancing with existing lenders, reducing annual interest expense by approximately $1 million, while increasing credit line, improving terms, and extending maturities.
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Secured eight new client wins expected to generate at least seven figures of annual revenue each, the greatest number of new client wins in one year in the history of the Company.

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Secured five expansion service agreements with some of our largest existing clients, including one during the fourth quarter.
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Added more than 1,200 vendors onto the Company’s service platform, adding to our ability to serve clients broadly.

“In 2024, we made meaningful progress executing against our key strategic priorities,” said Dan M. Friedberg, Chairman of the Company’s Board of Directors. “We added, and are in the process of onboarding eight new customers and have expanded agreements with five of some of our largest customers, representing a record amount of new customer activity for the Company in a year. Further, the Company successfully refinanced its long-term debt with our existing lenders, reflecting their continued confidence in the business.”

Friedberg added, “Despite our success in growing the customer base and the substantial activity underway to solidify operations and efficiencies, we clearly recognize more needs to be done to address our execution issues. Our performance was affected by several factors: temporary cost increases from onboarding new clients, expenses for implementing our new vendor management system, client attrition, and weakness in our industrial client end markets. We believe the actions we have taken and the initiatives now underway will normalize operations in the coming quarters and help position Quest to drive long term results.”

Specific actions include

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Announced today in a separate news release that Perry Moss has been named Chief Executive Officer. Moss previously served as Quest’s Chief Revenue Officer, and previously held senior leadership roles at Rubicon Technologies, Inc., Oakleaf Holdings, and Smurfit-Stone’s Waste Reduction Services’ business unit. Ray Hatch is retiring as CEO and will remain on the Board of Directors.
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Announced that Nick Ober has joined the Company as Senior Vice President of Operations. Ober most recently served as Vice President of Freight Brokerage Solutions & Strategy for RXO, Inc., the tech-enabled brokered transportation platform, a spin-off from XPO, Inc., where he led carrier operations for a $3 billion asset light business unit. He also has deep industry experience, having been Director of Operations for a $400 million region for Republic Services, Inc. Ober will work closely with Dave Sweitzer, Quest’s Chief Operating Officer, will oversee the Vendor Management Group, and will also lead the newly created Operations Excellence Initiative.
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Entered into an understanding to sell the non-core tenant-direct mall portion of RWS, the Company’s mall business subject to execution of a definitive agreement.
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Implementing a reduction of headcount by 15%, which, combined, with the partial sale of RWS and ongoing efficiency improvement gains, should reduce SG&A by approximately $3.0 million on an annualized basis.
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Established an Operational Excellence Initiative, which will benchmark, measure and target improvement levels across the entire workflow. This fully integrated effort will look to drive process improvements, enhance employee experience, increase customer value added, expand margins and accelerate the achievement of scale benefits.

Perry Moss, Quest’s Chief Executive Officer, stated, “I believe strongly in Quest’s value proposition and in the power of our platform. We have a tremendous roster of clients, and a highly capable organization focused on generating value for our stakeholders. Importantly, we have a robust pipeline of potential new business, and we expect to continue to deepen client relationships, add valuable services and solutions, invest in our business and people, and improve profitability.”

Mr. Friedberg concluded, “The board and management team are committed to driving change and enhancing shareholder value. We have a strong platform and are focused on operational excellence. We have implemented performance-focused actions and will continue pursuing initiatives to drive value for all stakeholders.”

Fourth Quarter and Fiscal Year 2024 Earnings Conference Call and Webcast

Quest will conduct a conference call Wednesday, March 12, 2025, at 5:00 PM ET, to review the financial results for the fourth quarter and year ended December 31, 2024. Investors interested in participating on the live call can dial 1-800-717-1738 or 1-646-307-1865. The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at https://investors.qrhc.com/investors. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, non-GAAP financial measures, “Adjusted EBITDA” and “Adjusted Net Income (Loss)” are presented. From time-to-time, Quest considers and uses these supplemental measures of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents these non-GAAP measures because it considers them an important supplemental measure of Quest’s performance. Quest’s definition of these adjusted financial measures may differ from similarly named measures used by others. Quest believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP measures. (See attached tables “Reconciliation of Net Loss to Adjusted EBITDA” and “Adjusted Net Income (Loss) Per Share”).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our expectation that we will continue to deepen client relationships, add valuable services and solutions, and invest in our business and people, resulting in long-term, continuously expanding client relationships; and our belief that the implementation of a reduction of headcount by 15%, combined with the partial sale of RWS and ongoing efficiency improvement gains, should reduce SG&A by approximately $3.0 million on an annualized basis. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, interruptions to supply chains, commodity price fluctuations, and extended shut down of businesses, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2024. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(unaudited)
Revenue	$69,970	$69,342	$288,532	$288,378
Cost of revenue	59,243	57,842	238,537	238,313
Gross profit	10,727	11,500	49,995	50,065
Selling, general, and administrative	10,086	9,419	39,543	37,669
Depreciation and amortization	2,307	2,352	9,401	9,571
Impairment loss	5,511	—	5,511	—
Total operating expenses	17,904	11,771	54,455	47,240
Operating income (loss)	(7,177)	(271)	(4,460)	2,825
Interest expense	(2,505)	(2,322)	(10,312)	(9,729)
Loss before taxes	(9,682)	(2,593)	(14,772)	(6,904)
Income tax expense (benefit)	(174)	(263)	291	387
Net loss	$(9,508)	$(2,330)	$(15,063)	$(7,291)

Net loss applicable to common stockholders	$(9,508)	$(2,330)	$(15,063)	$(7,291)
Net loss per common share:
Basic	$(0.46)	$(0.11)	$(0.73)	$(0.36)
Diluted	$(0.46)	$(0.11)	$(0.73)	$(0.36)
Weighted average number of common shares outstanding:
Basic	20,837	20,264	20,617	20,123
Diluted	20,837	20,264	20,617	20,123

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(9,508)	$(2,330)	$(15,063)	$(7,291)
Depreciation and amortization	2,558	2,462	10,272	9,948
Interest expense	2,505	2,322	10,312	9,729
Stock-based compensation expense	272	362	1,563	1,312
Acquisition, integration, and related costs	21	598	112	1,624
Impairment loss	5,511	—	5,511	—
Other adjustments	491	329	1,471	501
Income tax expense (benefit)	(174)	(263)	291	387
Adjusted EBITDA	$1,676	$3,480	$14,469	$16,210

ADJUSTED NET INCOME (LOSS) PER SHARE

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Reported net loss (1)	$(9,508)	$(2,330)	$(15,063)	$(7,291)
Amortization of intangibles (2)	2,137	2,196	8,787	8,864
Acquisition, integration, and related costs (3)	21	598	112	1,624
Impairment loss	5,511	—	5,511	—
Other adjustments (4)	—	280	—	205
Adjusted net income (loss)	$(1,839)	$744	$(653)	$3,402

Diluted earnings (loss) per share:
Reported net loss	$(0.46)	$(0.11)	$(0.73)	$(0.36)
Adjusted net income (loss)	$(0.09)	$0.03	$(0.03)	$0.15

Weighted average number of common shares outstanding:
Diluted (5)	20,837	22,502	20,617	22,362

(1) Applicable to common stockholders

(2) Reflects the elimination of non-cash amortization of acquisition-related intangible assets

(3) Reflects the add back of acquisition/integration related transaction costs

(4) Reflects adjustments to earn-out fair value

(5) Reflects adjustment for dilution when adjusted net income is positive

BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$396	$324
Accounts receivable, less allowance for doubtful accounts of $831 and $1,582 as of December 31, 2024 and 2023, respectively	62,252	58,147
Prepaid expenses and other current assets	2,601	2,142
Assets held for sale	9,890	—
Total current assets	75,139	60,613

Goodwill	81,065	85,828
Intangible assets, net	12,946	26,052
Property and equipment, net, and other assets	6,495	4,626
Total assets	$175,645	$177,119

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$39,899	$41,296
Other current liabilities	1,001	2,470
Current portion of notes payable	1,651	1,159
Liabilities held for sale	1,840	—
Total current liabilities	44,391	44,925

Notes payable, net	76,265	64,638
Other long-term liabilities	833	1,275
Total liabilities	121,489	110,838

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 20,606 and 20,161 shares issued and outstanding as of December 31, 2024 and 2023, respectively	21	20
Additional paid-in capital	179,246	176,309
Accumulated deficit	(125,111)	(110,048)
Total stockholders’ equity	54,156	66,281
Total liabilities and stockholders’ equity	$175,645	$177,119

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